CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS

PREFERRED STOCK - SERIES C
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GLOBAL FOOD TECHNOLOGIES, INC.

(Pursuant to Section 151 of the General
Corporation Law of the State of Delaware)

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           Global Food Technologies, Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the Delaware General Corporation Law, as amended, does hereby submit the following Certificate of Designation of Preferences and Rights.

FIRST:  The name of the Corporation is Global Food Technologies, Inc.

SECOND: Pursuant to a meeting of the Board of Directors on September 23, 2009, the following resolutions were adopted, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

WHEREAS, the Certificate of Incorporation (“Certificate”) of the Corporation authorizes preferred stock consisting of 20,000,000 shares, par value $.0001 per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Certificate authorizes the Board of Directors to issue Preferred Stock and establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board of Directors establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

NOW, THEREFORE BE IT, RESOLVED, that pursuant to Article Four of the Certificate, there is hereby established a new series consisting of 1,500,000 shares of Preferred Stock of the Corporation to be known as the Series C Preferred Stock (“Series C Preferred”). The voting powers, rights, preferences, privileges and restrictions granted to and imposed upon the Series C Preferred are as follows:

1.           Designation of Class.

(a) The designation of the class of Preferred Stock created hereby shall be
Series C Preferred Stock, par value $.0001 per share (the “Series C Preferred” and together with any and all other series of Preferred Stock, the “Preferred Stock”).

                      (b) The number of shares of Series C Preferred may be decreased (but not below the number of shares then outstanding) or increased by a certificate executed, acknowledged, filed and recorded in accordance with the Delaware General Corporation Law, as amended (“DGCL”), setting forth a statement that a specified decrease or increase, as the case may be, thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation (“Certificate”) of the Corporation.

2.           Liquidation Preference.

(a) In the event of any liquidation or winding up of the Corporation, the holders of Series C Preferred will be entitled to receive in preference to holders of Common Stock (and pari passu with any other outstanding series of Preferred Stock, unless such Preferred Stock specifically has priority over the Series C Preferred), the amounts set forth below. All remaining proceeds thereafter shall be shared pro rata by the holders of Common Stock. A consolidation or merger of the Corporation or sale of all or substantially all of its assets or of a majority of its capital stock, in all cases only in which the stockholders immediately prior to such transaction hold less than 50% of the voting power immediately following such transaction (each a “Liquidation Event”) shall be deemed to be a liquidation or winding up for purposes of the liquidation preference.

(i) Each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the amount of $4.50 (the “Original Series C Issue Price”) per share (as adjusted with respect to such shares as set forth in Section 4(d) below) for each share of Series C Preferred then held by such holder, plus an amount equal to all accrued but unpaid dividends on such shares of Series C Preferred (collectively, the “Series C Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably to all holders of Preferred Stock (subject to any specific senior liquidation rights of any series of Preferred Stock) based on the total preferential amount due each such holder of shares of a series of Preferred Stock.

(ii) After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of Common Stock.

(b) Each holder of Series C Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase at cost between the Corporation and such persons.

(c) The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(d) Nothing set forth above shall affect in any way the right of each holder of Series C Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 hereof.

3.           Voting Rights.

Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series C Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Series C Preferred shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation.

4.           Conversion Rights.

The holders of Series C Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series C Preferred may be converted into Common Stock at any time at the option of the holder without payment of any additional or other consideration into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the then applicable Conversion Price for such Series C Preferred, determined as provided below, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred (the “Series C Conversion Price”) shall initially be the Original Series C Issue Price which shall be $4.50 per share.

(b) Mandatory Conversion. Each share of Series C Preferred shall be converted into shares of Common Stock at the then effective applicable Conversion Price, upon the earlier of: (i) five years from the date the first share of Series C Preferred is issued, or (ii) the voluntary conversion by holders of more than 50% of the then-outstanding shares of Series C Preferred (each such event is an “Mandatory Conversion”). In the event of a conversion of the Series C Preferred Stock in the case of sub-clause (i) hereof, the stock shall be deemed to have been converted immediately upon such five-year date.  In the case of sub-clause (ii) hereof, such conversion shall be deemed to have occurred immediately upon receipt of written consent to conversion of more than 50% of the then-outstanding shares of Series C Preferred, without any further action required.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series C Conversion Price. Before any holder of Series C Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefore, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred, and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an Mandatory Conversion pursuant to Section 4(b), the outstanding shares of Series C Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Mandatory Conversion unless the certificates evidencing such shares of Series C Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, or in the case of Mandatory Conversion, on the date as set forth in Section 4(b).

(d) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Common Stock. If the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Certificate of Designation of Rights and Preferences into a greater number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. If the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Certificate of Designation of Rights and Preferences into a lesser number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

(ii) No adjustment shall be made in the event that the Corporation declares a dividend of convertible securities to holders of Common Stock convertible into Common Stock (such as options or warrants) if the exercise price for the Common Stock thereunder is equal to or greater than the fair market value of the Common Stock as determined by the Board of Directors in accordance with Section 2(c).

(iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series C Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series C Preferred immediately before that change.

(e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Series C Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series C Preferred Stock.

(g) Notices of Record Date. If the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series C Preferred:

(1) at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) in this Section 4 (g); and

(2) in the case of the matters referred to in (iii) and (iv) in this Section 4(g), at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid. The Corporation’s address for notices is the corporate address reported in the Corporation’s most recent report filed with the Securities and Exchange Commission. The Corporation’s Chief Financial Officer shall maintain the addresses for notices for the holders of the Series C Preferred. A holder of Series C Preferred may designate to the Corporation a substitute address for notices. A substituted address shall take effect seven days after notice thereof. Notices shall be directed to the substitute address after it takes effect.

 (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

(i) Status of Converted Stock. In case any series of Series C Preferred shall be converted pursuant to this Section 4, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

5.           Dividends.

(a)           The holders of the Series C Preferred shall be entitled to receive cash dividends at a fixed annual rate of $0.36 per share, which shall accrue as set forth in Section 5(d) below.  Dividends on the Series C Preferred shall be payable, when, as and if declared by the Board of Directors out of assets legally available for that purpose, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the issuance of the Series C Preferred, or if such date is not a Business Day (as defined below), the next succeeding Business Day.  Each such dividend shall be paid to the holders of record of the shares of Series C Preferred as they appear on the share register of the Company on the applicable record date (each, a "Record Date"), which shall be the first day of the month in which the relevant Dividend Payment Date falls.

"Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in Los Angeles, California are authorized or required by law or executive order to remain closed.

(b)           Dividends payable on the Series C Preferred shall be computed on the basis of a 360-day year with equal 120-day quarters, and, for any period less than one full 120-day quarter, on the basis of the actual number of days elapsed. In the event that any date on which a dividend is payable on the Series C Preferred is not a Business Day, then payment of the dividend payable on such date shall be made on the next day that is a Business Day (and without any interest or other payment in respect of any such delay).

(c)           No cash dividends on Series C Preferred shall be authorized by the Board of Directors of the Corporation or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law, including applicable provisions of the Delaware General Corporation Law.  In addition, the Board of Directors may rely upon the recommendation of its President and/or Chief Financial Officer with respect to determining if the declaration any payment of dividends on the Series C Preferred would, in such officer’s reasonable judgment, leave the Corporation with inadequate working capital reserves in light of the Company’s business strategy.

(d)           Notwithstanding the foregoing, dividends on the Series C Preferred will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. If the Board of Directors fails to declare a dividend, the dividend shall accumulate until declared and paid. Accrued but unpaid dividends on the Series C Preferred will accumulate but will not bear interest.

(e)           Unless full cumulative dividends on the Series C Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than a dividend payable in capital stock of the Corporation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Series C Preferred as to dividends or upon liquidation. Holders of Series C Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred as provided above. Any dividend payment made on the Series C Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series C Preferred will not bear interest.

           (f)           Dividends on the Series C Preferred shall cease to accumulate upon the conversion of the Series C Preferred.

6.           Redemption Rights.

The Series C Preferred shall be nonredeemable.

7.           Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred, voting as a single class: amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of holders of Series C Preferred.

THIRD: This Certificate of Designation of Preferences and Rights constitutes an agreement between the Corporation and all of the holders of the Series C Preferred. It may be amended by vote of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of the Series C Preferred.

   IN WITNESS WHEREOF, the undersigned have executed this Certificate in the name and on behalf of Global Food Technologies, Inc. on December 4, 2009, and the statements contained herein are affirmed as true under penalties of perjury.

GLOBAL FOOD TECHNOLOGIES, INC.

By:	/s/ Keith Meeks
Keith Meeks
President

ATTEST:

By:	/s/ Marshall F. Sparks
Marshall F. Sparks
CFO and Secretary